LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Preliminary and Unaudited)
(In millions, except per share data)

                               Three      Three Months Ended      Percentage
                              Months      September 30, 1993       of Dollar
                               Ended           (Note  1)            Change
                                                                   Inc/(Dec)
                              August   Lehman    Businesses         Lehman
                            31, 1994 Businesses    Sold   Total   Businesses


Revenues:
   Market making and        $  335   $  443     $ 41     $  484       (24)%
principle transactions
   Investment banking          172      186       47        233        (8)
   Commissions                 113      126      118        244       (10)
 Interest and dividends      1,901    1,510       25      1,535        26
 Other                          16       21       67         88       (24)
   Total revenues            2,537    2,286      298      2,584        11
 Interest expense            1,818    1,393       18      1,411        31
   Net revenues                719      893      280      1,173       (19)
Non-interest expenses:
 Compensation and benefits     388      445      180        625       (13)
 Communications                 51       45       21         66        13
 Brokerage, commissions and     58       63      (2)         61        (8)
clearance fees
 Occupancy and equipment        45       39       10         49        15
 Professional services          49       42       10         52        17
 Advertising and market         33       32        8         40         3
development
 Depreciation and               33       29        6         35        14
amortization
 Other                          29       29       42         71
   Total non-interest          686      724      275        999        (5)
expenses
Income before taxes             33      169        5        174       (80)
   Provision for income         11       57        3         60       (81)
taxes
Net Income                      22      112        2        114       (80)
   Preferred stock dividends    11       12                  12        (8)
Net income applicable to     $  11   $  100     $  2    $   102       (89)
common stock

Number of shares used in     109.1                        105.7
per share computation
(Note 2)

Earnings per common share    $    .10                    $ .96





Note 1: Certain prior period amounts have been reclassified to conform to the current year's presentation.
Note 2: Pursuant to SEC requirements, the number of common shares used in the 1993 calculation of earnings per share includes shares issued in the spin-off.

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